CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

CARIBBEAN CLUBS INTERNATIONAL, INC.

1. The name of the corporation is Caribbean Clubs International, Inc. (“Corporation”).

2. The articles of incorporation of the Corporation is hereby amended as follows:

The name of the Company is hereby changed to: CCI Group, Inc.

3. The amendment described herein will be effective upon filing this certificate with the Secretary of State of Utah.

4. The amendment described herein has be authorized by the Board of Directors of the Corporation, and on July 31, 2003, the amendment was approved by a majority of its shareholders as stated herein. A total of 11,501,131 votes were entitled to be cast on the matter representing all of the issued and outstanding shares of common stock of the Corporation, the Corporation’s only capital stock. Of the total amount of shares outstanding, 8,785,284 votes were cast, which amount represented a quorum, and all of such votes cast voted in favor of the amendment described above, which amount represented the necessary votes to approve the amendment.

Executed this the 28th day of August 2003.

Caribbean Clubs International, Inc.

/s/ Fred Jackson

Fred Jackson

President.